Exhibit 99.1

Willdan Announces Chief Financial Officer Transition

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (Nasdaq: WLDN) today announced that its Chief Financial Officer, Stacy McLaughlin, will resign to pursue other interests. Ms. McLaughlin will remain a consultant with Willdan for six months to ensure an orderly transition. Creighton (Kim) Early, currently Executive Vice President of Willdan Energy Solutions, will become Vice President and Chief Financial Officer of Willdan Group, Inc.

“Over the past 10 years, Stacy has played an integral role in the growth and development of Willdan,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “We are thankful for Stacy’s contributions and wish her success in her future endeavors.”

In announcing her resignation, Ms. McLaughlin said, “It’s been an honor to serve the stockholders, employees and customers of Willdan. I’m grateful for the opportunity to have collaborated with so many talented colleagues and have confidence in a bright future for Willdan.”

Mr. Early has been working closely with Ms. McLaughlin at Willdan since 2015, implementing Willdan’s financial planning, forecasting, and operational review and reporting processes. Mr. Early currently serves as Executive Vice President of Willdan Energy Solutions, and as Chief Financial Officer of various Willdan subsidiaries, positions he has held since December 2015. Mr. Early has also served as a member of the Board of Directors of H.W. Lochner, Inc., a private company, since April 2016, and has served as the Chairman of its Audit Committee since February 2021. Prior to joining Willdan Mr. Early served as Chief Financial Officer of both public and privately held companies, including three years with Infrastructure & Energy Alternatives LLC, a renewable energy construction company. He also previously spent 14 years at Earth Tech, Inc., a multinational infrastructure company, including serving as its Chief Financial Officer and as the President of its Global Water Management Division. Mr. Early holds a B.S. in Business Administration from Ohio State University, and an M.B.A. from the University of Michigan.

About Willdan

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contacts

Al Kaschalk
VP Investor Relations
310-922-5643
akaschalk@willdan.com